Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE

Cascade Financial Third Quarter Earnings Per Share Increased 16%, Net Income Grew 14%
as Credit Quality Remains Strong

Everett, WA – October 23, 2007 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today reported that solid growth in loans and deposits contributed to a 16% increase in earnings per share in the third quarter of 2007, compared to the third quarter of 2006.  Cascade’s net income increased 14% to $3.8 million, or $0.31 per diluted share in the third quarter of 2007, compared to $3.3 million, or $0.27 per diluted share, in the third quarter of 2006.  For the first nine months of 2007, net income grew 18% to $11.5 million, or $0.94 per diluted share, compared to $9.8 million, or $0.79 per diluted share, in the first nine months of 2006.

“We achieved our financial targets for the quarter by delivering excellent service to an expanding customer base and maintaining solid asset quality,” stated Carol K. Nelson, President and CEO. “Our record levels of loans outstanding and deposits produced record earnings.  We have maintained excellent credit quality and improved our net interest margin for both the year-over-year quarter and nine months ended September 30, 2007.”

“The pace of growth in the local economy is moderating,” added Nelson.  “The Puget Sound region continues to experience solid job growth and continued low unemployment.  We are capitalizing on the opportunities in this dynamic market, growing our commercial loan portfolio while maintaining solid underwriting standards.  Loan balances rebounded from the loan repayments of the second quarter and set a new record for loans outstanding.”

3Q07 Financial Highlights:  (Compared to 3Q06)

•	Earnings per diluted share increased 16%.

•	Net income grew 14%.

•	Total loans increased 8% to $1.08 billion.

•	Core commercial loan portfolio (construction, business and commercial real estate) increased 14% to $940 million.

•	Loan originations increased 49% to $168 million.

•	Credit quality remained very strong:

•	Nonperforming assets were 0.05% of total assets at quarter-end.

•	Net charge-offs were only 0.03% of total loans.

Balance Sheet Management

Growth in construction lending fueled an increase in total loans outstanding, which were up $55 million as of September 30, 2007, compared to June 30, 2007.  As of September 30, 2007, total loans were up 8% for the 12 month period.  Excluding a $34.1 million commercial real estate loan sale in the fourth quarter of 2006, total loans would have increased by 12% year-over-year.

Total loan originations were $168 million in the third quarter of 2007, a 49% increase compared to $113 million in the third quarter of 2006.  For the first nine months of 2007, new loan originations totaled $477 million, a 37% increase over $349 million in the first nine months of 2006.

Cascade’s construction loans outstanding increased to $356 million, a 47% increase over September 30, 2006.  Business loans grew 5% over the same period to $464 million.  Commercial real estate loans decreased 17% to $120 million and multifamily loans decreased 72% to $11.5 million, reflecting the loan sale in the fourth quarter of 2006 and a prepayment of $12 million in the second quarter of 2007.  Total retail loans, which include single-family mortgages as well as home equity and other consumer loans, remained unchanged at $124 million from the end of September 2006 to the end of September 2007.

“As the economy slows, we expect the growth in the construction portfolio to slow as well,” stated Lars Johnson, Chief Financial Officer.  “We are continuing to look for new opportunities and niches that will provide us with good risk adjusted spreads while being very cautious in this part of the credit cycle.”

Core commercial loans, which include business, construction, and commercial real estate, increased 14% to $940 million at quarter-end, from $827 million at the end of September 2006.  These loans now account for 87% of total loans, compared to 83% of total loans at September 30, 2006.

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Cascade Financial - 3Q07 Results
October 23, 2007

The following table shows loans in each category:  (% of total loans)

LOANS ($ in 000s)	September 30, 2007		June 30, 2007		September 30, 2006
Business	$464,314	43%	$453,186	44%	$440,586	44%
R/E construction	356,064	33%	323,417	32%	241,951	24%
Commercial R/E	119,890	11%	110,561	11%	144,313	15%
Multifamily	11,506	1%	12,727	1%	41,070	4%
Retail	123,648	12%	120,212	12%	123,937	13%
Total loans	$1,075,422	100%	$1,020,103	100%	$991,857	100%

Total deposits increased 8% to $907 million at the end of September 2007, compared to $840 million a year earlier.  Personal checking balances have grown by 4% and business checking balances have increased by 3% over the past year.  On a linked quarter basis, personal checking account balances declined 6% as a few large accounts moved funds to higher yielding accounts.  The implementation of Business High Performing Checking contributed to growth in business checking account balances, which were up 9% from June 30, 2007.  “With the prospect of lower short term rates due to a lower fed funds rate, we lowered our CD rates and our balances dropped.  We are seeking money market deposits whose price would adjust more quickly than CD’s if rates continue to drop,” added Nelson.  “As a result, savings and money market account balances have grown by 26% over the past year.”

Deposits by category:  (% of total deposits)

DEPOSITS ($ in 000s)	September 30, 2007		June 30, 2007		September 30, 2006
Personal checking accounts	$57,740	6%	$61,125	7%	$55,510	7%
Business checking accounts	84,451	9%	77,810	9%	81,956	10%
Savings and MMDA	330,031	37%	301,923	34%	262,206	31%
CDs	434,503	48%	457,050	51%	440,434	52%
Total deposits	$906,725	100%	$897,908	100%	$840,106	100%

Total assets increased 5% to $1.38 billion at quarter-end compared to $1.32 billion a year earlier.  The investment portfolio (which includes Federal Home Loan Bank stock) decreased to $225 million compared to $243 million a year earlier, as the proceeds from maturing and/or sold investments were used to fund loan growth.  “The investment portfolio grew by $8.2 million on a linked quarter basis as we moved that amount out of interest bearing deposits into higher yielding, long term securities,” Johnson said.

Federal Home Loan Bank advances declined by $36 million to $197 million compared to September 30, 2006.  Advances were unchanged compared to the end of June 30, 2007.  Repurchase agreements increased $25 million in 3Q07 as an existing agreement allowed our counterparty the option to increase the amount outstanding under the agreement by that amount.

Stockholders’ equity increased 6% to $119 million, compared to $112 million at the end of September 2006.  Book value per share grew to $9.89 at quarter-end, from $9.31 a year ago.  Tangible book value was $7.79 per share at the end of the quarter, compared to $7.15 a year earlier.  Cascade remains well capitalized for regulatory purposes with a Tier 1 Capital ratio of 8.94%.  During the quarter, the Company repurchased approximately 27,375 shares of Cascade Financial stock under its approved buyback program at an average price of $15.79 per share.

Asset Quality

Cascade’s asset quality remained very strong at the end of the third quarter.  Nonperforming loans (NPLs) were $625,000 at the end of the third quarter compared to $955,000 at the end of the preceding quarter and $112,000 at the end of the third quarter of 2006.  NPLs represented 0.06% of total loans at quarter-end, compared to 0.09% three months earlier and 0.01% a year earlier.  Cascade had no other real estate owned or foreclosed assets on its books at September 30, 2007.  Of nonperforming loans, $568,000 were business loans and $57,000 were installment loans.  Nonperforming assets were 0.05% of total assets, compared to 0.07% at the end of the preceding quarter, and 0.01% a year ago.  Net charge-offs (NCOs) were $302,000 in the quarter, or 0.03% of total loans, compared to $75,000 in the second quarter of 2007 and $33,000 in the third quarter a year ago.  The majority of the charge-offs consisted of two business loans that had a combined charge-off of $229,000.  These loans had been previously categorized as nonperforming.  The charge-off of these loans is the primary reason nonperforming loan totals dropped during the quarter.

“We are maintaining a close eye on the economy, credit trends and loan quality.  The economy in our market area remains solid and we believe our credit costs will remain low on a relative and absolute basis,” Nelson added.

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Cascade Financial - 3Q07 Results
October 23, 2007

During the third quarter, the provision for loan losses increased to $350,000, compared to $250,000 in the preceding quarter and $300,000 in the third quarter last year.  The allowance for loan losses, including allowance for off-balance sheet loan commitments, totaled $11.4 million at quarter-end, equal to 1.06% of total loans and well in excess of nonperforming loans.

Operating Results

Third quarter net income was driven by a 9% increase in net interest income, which grew to $10.8 million, compared to $10.0 million for the third quarter of 2006.  Other income increased 20% to $1.9 million for the quarter, compared to $1.6 million in the third quarter a year ago, including the net fair value gain of approximately $281,000.  Of that gain, $256,000 represented the reduction in the carrying value of the junior subordinated debentures issued by Cascade Capital Trust I, which is accounted for using the fair value method.  Without that gain, other income increased 3%, primarily due to an increase in checking fees.  These fees increased 10% from the third quarter last year.

Year-to-date, net interest income increased 10% to $32.1 million compared to $29.2 million in the first nine months of 2006.  Other income increased 29% to $5.8 million for the first nine months of 2007 compared to $4.5 million in the first nine months of 2006, including the net fair value gain of approximately $934,000.  Without the net fair value gain, other income increased 8%, primarily due to the 12% increase in checking fees.

Total other expenses were up 6% to $6.7 million in the third quarter of 2007, compared to $6.3 million in the same quarter last year.  Of the $375,000 increase in expense, $203,000 represents increased compensation expense, due to increased incentive payments to loan originators.  Year-to-date, total other expenses increased 8% to $19.7 million compared to $18.3 million in the first nine months of 2006.  The rise in total other expenses was primarily related to a $509,000 increase in compensation expense in the first nine months of 2007.

Net Interest Margin & Interest Rate Risk

“Despite the credit crunch and upheaval in the sub-prime and leveraged buyout markets, loan pricing remained very competitive in our market.  Nonetheless, our margin expanded 13 basis points to 3.37% compared to the third quarter of 2006, and was unchanged from the second quarter of 2007,” Johnson said.  “Our yield on loans decreased 9 basis points from the prior quarter but increased 30 basis points from the same quarter in 2006.  Our year-over-year comparisons were aided by the growth in our loans tied to the prime rate.  On a sequential quarter basis, the loan yield dropped due to the lower recognition of deferred loan fees, which are accounted for as interest income.  Some large loan prepayments in the second quarter of 2007 generated a higher than normal recognition of deferred fees.  Our deposit costs actually decreased 5 basis points from the prior quarter, but were up 35 basis points compared to last year.  The FAS 159 transactions also allowed us to increase the yield on our investment portfolio and lower the cost of our advances.”  The net interest margin was 3.37% in the third quarter, compared to 3.37% in the preceding quarter and 3.24% in the same quarter last year.  For the first nine months of 2007, the net interest margin was 3.33% compared to 3.28% in the first nine months of 2006.

	3Q07	2Q07	1Q07	4Q06	3Q06	2Q06	1Q06	4Q05	3Q05
Asset yield	7.29%	7.30%	7.17%	7.03%	6.95%	6.76%	6.53%	6.41%	6.33%
Liability cost	4.42%	4.39%	4.38%	4.26%	4.15%	3.94%	3.60%	3.50%	3.28%

Spread	2.87%	2.91%	2.79%	2.77%	2.80%	2.82%	2.93%	2.91%	3.05%
Margin	3.37%	3.37%	3.26%	3.23%	3.24%	3.24%	3.31%	3.29%	3.41%

“In terms of ability to sustain our margin, our interest rate risk models generally show that we still have only moderate exposure to interest rates movements,” Johnson said.  “However, the competition for loans and deposits remains intense which will continue to pressure our spreads.”

Performance Measures

In the third quarter, Cascade’s return on average GAAP equity (ROE) was 12.8%, compared to 12.1% a year earlier.  Year-to-date, ROE was 13.3% compared to 12.2% in the first nine months of 2006.  Return on average tangible equity (ROTE) was 16.4% for the third quarter of 2007, compared to 16.0% a year ago.  For the first nine months of 2007, ROTE was 16.9% compared to 16.1% in the first nine months of 2006.  Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares and believes that it provides a more consistent comparison with pre-merger performance.  Return on average assets (ROA) was 1.12% for the quarter versus 1.02% for the same quarter in 2006.  For the first nine months of 2007, ROA was 1.13% versus 1.04% in the first nine months of 2006.  The efficiency ratio improved to 52.7% in the third quarter of 2007, versus 54.9% in the same quarter a year ago, and 52.0% year-to-date compared to 54.2% in the same period a year earlier as revenue growth exceeded the increase in other expense.

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Cascade Financial - 3Q07 Results
October 23, 2007

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Wednesday, October 24, at 11:00 a.m. PDT (2:00 p.m. EDT).  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (303) 262-2143 to participate in the live call.  A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11097613#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 20 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.

In July 2007, Cascade was named to Sandler O’Neill’s Bank and Thrift Sm-All Stars – Class of 2007, which recognized Cascade as one of the top 24 best performing small capitalization institutions from a field of 610 publicly traded banks and thrifts in the U.S. with market capitalizations less than $2 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

In June 2007, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies.  In September 2007, USBanker magazine named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking.  In September 2006, Ryan Beck & Co. ranked CASB #56 on its list of top performing bank stocks nationally, based on a five-year total return.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include core earnings, return on tangible equity, and  tangible book value per share.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

For 2006 and the most recent quarter, Cascade has identified gains and losses on sales of loans and securities, interest rate swap termination costs, technology conversion and stock option expenses (net of related tax effects) and “tangible equity” which excludes intangible assets, as non-core in the computation of core earnings.  Cascade views these charges as infrequent and not specifically related to its operating activities during the current periods.  Management uses the non-GAAP information above internally, and has disclosed it to investors, based on its belief that the information provides additional, valuable information relating to its operating results in light of its business strategies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the risks inherent in significant construction and commercial RE lending, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, general economic conditions and the Company’s ability to successfully adjust to any changes in these conditions, and other factors.  For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

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Cascade Financial - 3Q07 Results
October 23, 2007

CONSOLIDATED FINANCIAL HIGHLIGHTS

INCOME STATEMENT
(Dollars in thousands except per share amounts)	Quarter Ended	Quarter Ended		Quarter Ended
	Sept. 30	June 30	Three Month	Sept. 30	One Year
	2007	2007	Change	2006	Change
	(Unaudited)	(Unaudited)		(Unaudited)

Interest income	$23,378	$23,789	-1.7%	$21,396	9.3%
Interest expense	12,568	12,798	-1.8%	11,440	9.9%
Net interest income	10,810	10,991	-1.6%	9,956	8.6%
Provision for loan losses	350	250	40.0%	300	16.7%
Net interest income after provision for loan losses	10,460	10,741	-2.6%	9,656	8.3%
Other income
Gain on sale of loans	46	33	39.4%	97	-52.6%
Checking fees	1,005	960	4.7%	911	10.3%
Service fees	265	275	-3.6%	281	-5.7%
Fair value gain	281	138	103.6%	-	NA
Gain/(loss) on sale of securities	28	(459)	NA	-	NA
Gain on FHLB advances	-	569	NA	-	NA
Bank owned life insurance	203	200	1.5%	195	4.1%
Other	114	118	-3.4%	132	-13.6%
Total other income	1,942	1,834	5.9%	1,616	20.2%

Total income	12,402	12,575	-1.4%	11,272	10.0%

Compensation expense	3,551	3,441	3.2%	3,348	6.1%
Other operating expenses	3,173	3,107	2.1%	3,001	5.7%
Total other expense	6,724	6,548	2.7%	6,349	5.9%

Net income before provision for income taxes	5,678	6,027	-5.8%	4,923	15.3%

Provision for income taxes	1,892	2,044	-7.4%	1,609	17.6%

Net income	$3,786	$3,983	-4.9%	$3,314	14.2%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.32	$0.33	-4.6%	$0.27	14.9%
Earnings per share, diluted	$0.31	$0.32	-4.4%	$0.27	15.5%

Weighted average number of shares outstanding
Basic	12,009,440	12,055,278	-0.4%	12,078,088	-0.6%
Diluted	12,233,781	12,305,667	-0.6%	12,366,497	-1.1%

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Cascade Financial - 3Q07 Results
October 23, 2007

INCOME STATEMENT	Nine Months Ended
(Dollars in thousands except per share amounts)	September 30, 2007	September 30, 2006	Change
	(Unaudited)	(Unaudited)

Interest income	$69,799	$60,431	15.5%
Interest expense	37,721	31,267	20.6%
Net interest income	32,078	29,164	10.0%
Provision for loan losses	850	850	0.0%
Net interest income after provision for loan losses	31,228	28,314	10.3%
Other income
Gain on sale of loans	167	177	-5.6%
Checking fees	2,839	2,529	12.3%
Service fees	794	898	-11.6%
Fair value gain	934	-	NA
Gain/(loss) on sale of securities	(431)	-	NA
Gain on FHLB advances	569	-	NA
Loss on sale of real estate	-	(27)	NA
Bank owned life insurance	598	572	4.5%
Other	357	365	-2.2%
Total other income	5,827	4,514	29.1%

Total income	37,055	32,828	12.9%

Compensation expense	10,246	9,737	5.2%
Other operating expenses	9,449	8,523	10.9%
Total other expense	19,695	18,260	7.9%

Net income before provision for income taxes	17,360	14,568	19.2%

Provision for income taxes	5,826	4,755	22.5%

Net income	$11,534	$9,813	17.5%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.96	$0.81	17.5%
Earnings per share, diluted	$0.94	$0.79	18.0%

Weighted average number of shares outstanding
Basic	12,055,024	12,051,238	0.0%
Diluted	12,307,001	12,358,862	-0.4%

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Cascade Financial - 3Q07 Results
October 23, 2007

BALANCE SHEET	September 30, 2007	June 30, 2007	Three Months Change	September 30, 2006	One Year Change
(Dollars in thousands except per share amounts)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$14,246	$21,040	-32.3%	$15,004	-5.1%
Interest-bearing deposits	7,380	30,075	-75.5%	12,808	-42.4%

Securities held-for-trading	17,009	46,784	-63.6%	0	NA
Securities available-for-sale	112,671	74,450	51.3%	133,747	-15.8%
Federal Home Loan Bank stock	11,920	11,920	0.0%	11,920	0.0%
Securities held-to-maturity	83,689	83,938	-0.3%	97,317	-14.0%
Total securities	225,289	217,092	3.8%	242,984	-7.3%
Loans
Business	464,314	453,186	2.5%	440,586	5.4%
R/E construction	356,064	323,417	10.1%	241,951	47.2%
Commercial real estate	119,890	110,561	8.4%	144,313	-16.9%
Multifamily	11,506	12,727	-9.6%	41,070	-72.0%
Home equity/consumer	28,089	27,545	2.0%	29,239	-3.9%
Residential	95,559	92,667	3.1%	94,698	0.9%
Total loans	1,075,422	1,020,103	5.4%	991,857	8.4%
Deferred loan fees	(3,695)	(3,586)	3.0%	(3,439)	7.4%
Allowance for loan losses	(11,258)	(11,097)	1.5%	(11,005)	2.3%
Loans, net	1,060,469	1,005,420	5.5%	977,413	8.5%
Premises and equipment	14,219	13,916	2.2%	12,016	18.3%
Bank owned life insurance	18,483	18,309	1.0%	17,805	3.8%
Other assets	14,909	13,845	7.7%	11,112	34.2%
Goodwill and intangibles	25,254	25,290	-0.1%	26,008	-2.9%

Total assets	$1,380,249	$1,344,987	2.6%	$1,315,150	4.9%

Deposits
Personal checking accounts	$57,740	$61,125	-5.5%	$55,510	4.0%
Business checking accounts	84,451	77,810	8.5%	81,956	3.0%
Savings and money market accounts	330,031	301,923	9.3%	262,206	25.9%
Certificates of deposit	434,503	457,050	-4.9%	440,434	-1.3%
Total deposits	906,725	897,908	1.0%	840,106	7.9%
FHLB advances	197,000	197,000	0.0%	233,000	-15.5%
Securities sold under agreement to repurchase	120,618	95,728	26.0%	95,700	26.0%
Jr. Sub. Deb. (Trust Preferred Securities)	15,465	15,465	0.0%	25,353	-39.0%
Jr. Sub. Deb. (Trust Preferred Securities) at fair value	11,541	11,843	-2.6%	-	NA
Other liabilities	10,019	11,358	-11.8%	8,504	17.8%
Total liabilities	1,261,368	1,229,302	2.6%	1,202,663	4.9%

Stockholders' equity
Common stock and paid in capital	40,397	40,074	0.8%	39,415	2.5%
Retained earnings	79,010	76,792	2.9%	75,377	4.8%
Accumulated comprehensive loss	(526)	(1,181)	-55.5%	(2,305)	-77.2%
Total stockholders' equity	118,881	115,685	2.8%	112,487	5.7%

Total liabilities and stockholders' equity	$1,380,249	$1,344,987	2.6%	$1,315,150	4.9%

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Cascade Financial - 3Q07 Results
October 23, 2007

(Unaudited) (Dollars in thousands)
	Quarter Ended			Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Return on average equity	12.75%	13.76%	12.05%	13.27%	12.23%
Return on average tangible equity	16.36%	17.55%	15.96%	16.90%	16.12%
Return on average assets	1.12%	1.15%	1.02%	1.13%	1.04%
Efficiency ratio	52.73%	51.06%	54.87%	51.96%	54.22%
Net interest margin	3.37%	3.37%	3.24%	3.33%	3.28%

ASSET QUALITY	Sept. 30, 2007		June 30, 2007	Sept. 30, 2006
Nonperforming loans (NPLs)	$625		$955	$112
Nonperforming loans/total loans	0.06%		0.09%	0.01%
Net loan charge-offs (recoveries) in the quarter	$302		$75	$33
Net charge-offs/total loans	0.03%		0.01%	0.00%
Allowance for loan losses	$11,258		$11,097	$11,005
Plus: allowance for off-balance sheet loan commitments	$136		$249	$-
Total allowance for loan losses	$11,394		$11,346	$11,005
Total allowance for loan losses/total loans	1.06%		1.11%	1.11%
Total allowance for loan losses/nonperforming loans	1823%		1188%	9826%
Real estate/repossessed assets owned	$-		$-	$-
Nonperforming assets	$625		$955	$112
Nonperforming assets/total assets	0.05%		0.07%	0.01%

AVERAGE BALANCES	Quarter Ended		Quarter Ended	Quarter Ended
	Sept. 30, 2007		June 30, 2007	Sept. 30, 2006
Average assets	$1,344,189		$1,383,852	$1,291,355
Average earning-assets	1,272,810		1,307,036	1,220,900
Average total loans	1,029,487		1,031,697	974,806
Average deposits	870,616		903,888	831,478
Average equity	117,861		116,110	109,072
Average tangible equity	92,586		90,799	83,046

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Cascade Financial - 3Q07 Results
October 23, 2007

(Unaudited) (Dollars in thousands except per share amounts)

EQUITY ANALYSIS	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006
Total equity	$118,881	$115,685	$112,487
Less: goodwill and intangibles	25,254	25,290	26,008
Tangible equity	93,627	90,395	86,479

Common stock outstanding	12,023,685	12,015,411	12,086,890
Book value per common share	$9.89	$9.63	$9.31
Tangible book value per share	$7.79	$7.52	$7.15

Capital/asset ratio (including Jr. Sub. Deb.)	10.57%	10.63%	10.48%
Capital/asset ratio (Tier 1)	8.94%	9.01%	8.85%
Tangible capital/asset ratio (excluding Jr. Sub. Deb.)	6.91%	6.85%	6.71%

INTEREST SPREAD ANALYSIS	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006
Yield on loans	7.84%	7.93%	7.54%
Yield on investments	4.93%	4.81%	4.62%
Yield on earning-assets	7.29%	7.30%	6.95%

Cost of deposits	4.02%	4.07%	3.67%
Cost of FHLB advances	4.45%	4.44%	4.90%
Cost of other borrowings	3.23%	2.35%	2.01%
Cost of Jr. Sub. Deb.	7.71%	7.74%	8.23%
Cost of interest-bearing liabilities	4.42%	4.39%	4.15%

Net interest spread	2.87%	2.91%	2.80%
Net interest margin	3.37%	3.37%	3.24%

Note:  Transmitted on Prime Newswire at 2:47 p.m. PDT on October 23, 2007.